EXHIBIT 99.1

Mentor Completes Sale of Urology Business to Coloplast

SANTA BARBARA, Calif. - (BUSINESS WIRE) - June 2, 2006 - Mentor Corporation (NYSE:MNT) a leading supplier of medical products in the United States and internationally, today announced it has completed the sale of the Company's Surgical Urology and Clinical and Consumer Healthcare business segments to Coloplast A/S (CSE:COLO.B), a worldwide provider of high-quality and innovative healthcare products and services, for $463 million under the terms previously negotiated.

About Mentor Corporation

Mentor is a leading supplier of medical products for the global aesthetic medicine market. The Company develops, manufactures and markets innovative, science-based products for surgical and non-surgical medical procedures that allow patients to retain a more youthful appearance and improve the quality of life. The Company's website is www.mentorcorp.com.

CONTACT:  Mentor Corporation
Peter R. Nicholson
805-879-6082